EXHIBIT 5.1

SMITH & ASSOCIATES
433 NORTH CAMDEN DRIVE, SUITE 600
BEVERLY HILLS, CALIFRONIA 90210
310-384-1886

September 23, 2013

The Board of Directors
RegalWorks Media Inc.
225 Santa Monica Blvd., Suite 300
Santa Monica, Ca. 90401

Dear Ladies and Gentlemen:

We have acted as counsel for RegalWorks Media, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,900,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which may be issued or acquired pursuant to the 2013 Equity Compensation Plan (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(3) of Regulation S-K. The 1,900,000 shares of Common Stock issuable pursuant to the Plan are referred to herein as the "Shares."

We have examined and are familiar with the Articles of Incorporation, as amended to date, of the Company filed with the Secretary of State of the State of Nevada, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

We call your attention to the fact that we are counsel admitted to practice in the State of California, Texas and Tennessee, and we do not express any opinion with respect to the applicable laws, or the effect or applicability of the laws, of any jurisdiction other than those of the securities laws of the United States of America.  In particular, but without limitation, we do not express any opinion with respect to the Blue Sky or securities laws of any state or other jurisdiction (other than the federal securities laws of the United States of America).

This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

SMITH & ASSOCIATES /S/ JOHN HOLT SMITH JOHN HOLT SMITH